Exhibit 10.45

[HARMAN LETTERHEAD]

August 25, 2008

Mr. Kevin Brown
350 Tierra Mar Lane
Sarasota, FL 34242

Dear Kevin:

This letter amends the letter agreement dated May 2, 2008 between you and Harman International Industries, Inc. and its subsidiaries (the "Letter Agreement") by inserting the following new paragraph at the end of Section 5 of the Letter Agreement:

Tax Issues and Reporting.  The subject matter of this Agreement involves complex and substantial tax considerations.  You acknowledge that you have been afforded adequate opportunity to consult and have consulted with your own tax advisor with respect to this Agreement.  The Company makes no warranties or representations whatsoever to you regarding the tax consequences of any item of compensation subject to this Agreement.  You acknowledge and agree that you shall be solely responsible for any taxes imposed on you with respect to any item of compensation subject to this Agreement and that you shall hold the Company, its officers, directors and employees harmless from any liability arising from any taxes incurred by you in connection with this Agreement.  The Company agrees that it will not delay payment of any amount pursuant to Section 4 of this Agreement and will file any tax returns, including information reporting statements, consistent with that determination.

All parties agree to treat the above paragraph as if it had been originally a part of the Letter Agreement.

HARMAN INTERNATIONAL INDUSTRIES, INC.

By:	/s/ Edwin C. Summers	08/26/08
	Edwin C. Summers	Date

Foregoing read, understood and agreed to:

By:	/s/ Kevin Brown	08/25/08
	Kevin Brown	Date